Exhibit 99.1
Enterprise Reports Record 2022 Results

Houston, Texas (Wednesday, February 1, 2023) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three months and year ended December 31, 2022.

Year Ended 2022 Results

Enterprise reported net income attributable to common unitholders of $5.5 billion, or $2.50 per unit on a fully diluted basis for 2022, compared to $4.6 billion, or $2.10 per unit on a fully diluted basis for 2021.  Net income for 2022 and 2021 was reduced by non-cash, asset impairment charges of approximately $53 million, or $0.02 per fully diluted unit, and $233 million, or $0.11 per fully diluted unit, respectively.

Distributable Cash Flow (“DCF”) increased 17 percent to $7.8 billion for 2022 compared to $6.6 billion for 2021.  DCF provided 1.9 times coverage of the distributions declared with respect to 2022.  Enterprise retained $3.6 billion of DCF in 2022 to reinvest in the partnership, repurchase partnership units, and reduce debt.  Distributions declared with regard to 2022 increased 5 percent to $1.905 per common unit, compared to distributions declared for 2021, marking the partnership’s 24th consecutive year of distribution growth.

Adjusted cash flow provided by operating activities (“Adjusted CFFO”), increased 13 percent to $8.1 billion for 2022 compared to $7.1 billion for 2021.  Enterprise’s payout ratio of distributions to common unitholders and partnership unit buybacks was 54 percent of Adjusted CFFO in 2022.  Adjusted Free Cash Flow (“Adjusted FCF”) was $3.0 billion for 2022.  Excluding $3.2 billion used for the acquisition of Navitas Midstream Partners, LLC (“Navitas Midstream”) in February 2022, the partnership’s payout ratio of Adjusted FCF was 71 percent for 2022.

“We are extremely proud and grateful for the teamwork and contribution of our 7,200 employees to Enterprise’s record performance in 2022,” said A. J. “Jim” Teague, co-chief executive officer of Enterprise’s general partner.  “We established 25 safety, operating and financial records in 2022.”

“The partnership’s performance was generated by record volumes across many of our assets, higher margins in our natural gas processing and octane enhancement businesses, and contributions from our acquisition of Navitas Midstream.  This acquisition was immediately accretive to Enterprise’s cash flow per unit and has exceeded our expectations.  We also increased the value of our partnership in 2022 by investing $1.6 billion in organic growth projects and asset purchases and strengthened our balance sheet by repurchasing $250 million of our common units on the open market while reducing the principal amount of our debt by $1.3 billion,” continued Teague.

Fourth Quarter and Full Year 2022 Financial Highlights
	Three Months Ended December 31,		Year Ended December 31,
($ in millions, except per unit amounts)	2022	2021	2022	2021
Operating income	$1,765	$1,403	$6,907	$6,103
Net income (1)	$1,452	$1,064	$5,615	$4,755
Fully diluted earnings per common unit (1)	$0.65	$0.47	$2.50	$2.10
Total gross operating margin (2)	$2,368	$2,087	$9,309	$8,561
Adjusted EBITDA (2)	$2,376	$2,112	$9,309	$8,381
Adjusted CFFO (2)	$2,097	$1,807	$8,093	$7,147
Adjusted FCF (2)	$1,407	$1,403	$2,983	$4,930
DCF (2)	$2,028	$1,659	$7,751	$6,608

(1)
Net income and fully diluted earnings per common unit for the fourth quarters of 2022 and 2021 include non-cash asset impairment charges of approximately $5 million, or less than $0.01 per fully diluted unit, and $120 million, or $0.05 per unit, respectively.  For the years ended December 31, 2022 and 2021, net income and fully diluted earnings per common unit include non-cash asset impairment charges of $53 million, or $0.02 per unit, and $233 million, or $0.11 per unit, respectively.

(2)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), Adjusted CFFO, Adjusted FCF and DCF are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

•
Enterprise increased its cash distribution 5.4 percent to $0.49 per common unit with respect to the fourth quarter of 2022 compared to the distribution declared with respect to the fourth quarter of 2021.  The distribution will be paid on February 14, 2023, to common unitholders of record as of the close of business on January 31, 2023.

•
DCF for the fourth quarter of 2022 was $2.0 billion, which provided 1.9 times coverage of the $0.49 per common unit cash distribution.  Enterprise retained    $956 million of DCF in the fourth quarter of 2022.

•
Adjusted CFFO for the fourth quarter of 2022 was a record $2.1 billion compared to $1.8 billion for the same quarter in 2021.  Adjusted FCF was $1.4 billion for both the fourth quarters of 2022 and 2021.

•
Capital investments in the fourth quarter of 2022 were $763 million, which included $160 million for purchases of approximately 580 miles of pipelines and related assets and $138 million of sustaining capital expenditures.  Total capital investments for 2022 were $5.2 billion, including $3.2 billion for the acquisition of Navitas Midstream, $1.4 billion of investments in growth capital projects, $160 million for purchases of pipelines and related assets and $372 million of sustaining capital expenditures.

•
During the fourth quarter of 2022, Enterprise purchased $120 million of its common units in the open market, bringing the total amount of common unit buybacks during 2022 to $250 million.  Including these purchases in 2022, the partnership has utilized 37 percent of its authorized $2.0 billion unit buyback program. In addition, the partnership’s distribution reinvestment and employee unit purchase plans purchased $41 million and $164 million of Enterprise common units on the open market during the fourth quarter and the full year 2022, respectively.

Fourth Quarter and Full Year 2022 Volume Highlights
	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	6.9	6.5	6.7	6.4
Marine terminal volumes (million BPD)	1.7	1.5	1.7	1.5
Natural gas pipeline volumes (TBtus/d)	17.6	14.6	17.1	14.2
NGL fractionation volumes (MBPD)	1,336	1,327	1,339	1,253
Propylene plant production volumes (MBPD)	89	105	101	99
Fee-based natural gas processing volumes (Bcf/d)	5.4	4.0	5.2	4.1
Equity NGL-equivalent production volumes (MBPD)	173	158	182	167

As used in this press release, “NGL” means natural gas liquids, “LNG” means liquefied natural gas, “LPG” means liquefied petroleum gas, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “MMcf/d” means million cubic feet per day, “Bcf/d” means billion cubic feet per day, “BBtus/d” means billion British thermal units per day and “TBtus/d” means trillion British thermal units per day.

“Enterprise finished 2022 with a solid fourth quarter, reporting record total gross operating margin.  Our quarterly results were driven by record total pipeline transportation volumes of 11.5 million BPD, on a barrel equivalent basis, higher NGL and natural gas pipeline transportation volumes, higher natural gas processing margins and increased fee-based gas processing volumes.  Our Midland Basin gathering and processing assets we acquired in February 2022 continued to produce solid results this quarter,” stated Teague.

“During the quarter, we opportunistically purchased approximately 580 miles of pipeline and related assets that enables us to cost effectively optimize and expand our NGL and petrochemical pipeline systems on the Texas Gulf Coast.  The partnership has $3.6 billion of assets under construction that are scheduled to be completed and begin commercial operations in 2023.  These major projects include our second facility to convert propane into polymer grade propylene (PDH 2), two natural gas processing plants in the Permian basin and a twelfth NGL fractionator at our Chambers County complex.  These projects are underwritten by long-term agreements and will provide new sources of cash flow for the partnership,” said Teague.

“We began 2023 by successfully issuing a total of $1.75 billion of 3-year and 10-year notes, which effectively refinances $1.25 billion of debt maturities and should satisfy our remaining long-term funding needs for the year.  We thank our debt investors for their consistent support over the years.  We also increased our fourth quarter distribution that will be paid later this month by 5.4 percent compared to the distribution paid a year ago.  In July, Enterprise will celebrate the 25th anniversary of our initial public offering.  The partnership is on track to accomplish another significant financial milestone in 2023: 25 consecutive years of distribution growth,” continued Teague.

“We embark on this new year with one of the strongest balance sheets in our history.  This provides Enterprise the financial flexibility to invest in new growth opportunities and to help weather unforeseen macro-economic challenges.  Since our initial public offering, our financial goals have remained the same: to responsibly invest in the growth of the partnership to provide our partners with a growing and resilient stream of cash distributions and increase the long-term value of the partnership.  With the support of our employees, customers, suppliers and investors, we look forward to the year ahead,” concluded Teague.

Review of Fourth Quarter 2022 Segment Performance

Enterprise reported record total gross operating margin of $2.4 billion for the fourth quarter of 2022, a 13 percent increase over $2.1 billion of total gross operating margin reported for the fourth quarter of 2021.  Gross operating margin for the fourth quarter of 2022 included net non-cash, mark-to-market (“MTM”) losses of $32 million, compared to net non-cash MTM losses of $59 million reported for the fourth quarter of 2021. Below is a summary review of each business segment’s performance.

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment increased 17 percent to $1.3 billion for the fourth quarter of 2022 compared to $1.1 billion for the fourth quarter of 2021.

Enterprise’s natural gas processing and related NGL marketing business reported gross operating margin of $459 million for the fourth quarter of 2022, a 58 percent increase over gross operating margin of $291 million for the fourth quarter of 2021.  Gross operating margin for the fourth quarters of 2022 and 2021 included non-cash, MTM losses of $40 million and $50 million, respectively.  Total fee-based natural gas processing volumes increased to a record 5.4 Bcf/d in the fourth quarter of 2022 compared to 4.0 Bcf/d for the fourth quarter of 2021.  Equity NGL-equivalent production volumes increased to 173 MBPD this quarter from 158 MBPD for the same quarter of 2021.

The partnership’s Midland Basin natural gas processing facility, acquired in February 2022, contributed $76 million of gross operating margin in the fourth quarter of 2022 on 977 MMcf/d of fee-based natural gas processing volumes and 53 MBPD of equity NGL-equivalent production volumes.  The partnership’s Delaware Basin natural gas processing facilities generated $76 million of gross operating margin this quarter compared to $71 million for the same quarter of 2021.  The $5 million net increase was primarily due to higher average processing margins, including the impact of hedging activities, higher average processing fees, and a 208 MMcf/d increase in fee-based natural gas processing volumes, partially offset by an 18 MBPD decrease in equity NGL-equivalent volumes and higher operating costs.

Gross operating margin from Enterprise’s South Texas natural gas processing facilities increased $14 million for the fourth quarter of 2022 compared to the fourth quarter of 2021, primarily due to higher average processing margins, including the impact of hedging activities. Fee-based natural gas processing volumes at these facilities increased 208 MMcf/d for the fourth quarter of 2022 compared to the fourth quarter of 2021.

Gross operating margin from Enterprise’s natural gas processing facilities in Louisiana and Mississippi decreased $18 million this quarter compared to the same quarter last year, primarily due to lower average processing margins.  Total fee-based natural gas processing volumes at these facilities increased by 52 MMcf/d for the fourth quarter of 2022 compared to the fourth quarter of 2021.  The weighted-average indicative NGL price for the fourth quarter of 2022 was $0.69 per gallon compared to $0.89 per gallon for the fourth quarter of 2021.

Gross operating margin from NGL marketing activities increased $84 million for the fourth quarter of 2022 compared to the fourth quarter of 2021, primarily due to higher average sales margins and higher non-cash, MTM earnings, partially offset by lower sales volumes.

Gross operating margin from the partnership’s NGL pipelines and storage business increased to $646 million for the fourth quarter of 2022 from $572 million for the fourth quarter of 2021.  NGL pipeline transportation volumes increased to 3.9 million BPD this quarter from 3.5 million BPD for the same quarter in 2021.  NGL marine terminal volumes increased to 751 MBPD for the fourth quarter of 2022 compared to 651 MBPD for the same quarter of 2021.

Gross operating margin from the partnership’s Eastern ethane pipelines, which include its ATEX and Aegis pipelines, increased a combined $34 million for the fourth quarter of 2022 compared to the fourth quarter of 2021, primarily due to a 22 MBPD increase in transportation volumes on the ATEX Pipeline and higher average transportation fees.

A number of Enterprise’s NGL pipelines, including the Mid-America and Seminole NGL Pipeline Systems, Chaparral NGL Pipeline, and Shin Oak NGL Pipeline, serve the Permian Basin and Rocky Mountain regions.  On a combined basis, gross operating margin from these pipelines increased a net $9 million, primarily due to an 84 MBPD, net to our interest, increase in aggregate transportation volumes, partially offset by higher utility and other operating costs.

The partnership’s Dixie NGL pipeline contributed $7 million to the quarterly increase in gross operating margin, primarily due to a 33 MBPD increase in transportation volumes for the fourth quarter of 2022 versus the same quarter in 2021.   The partnership’s Morgan’s Point Ethane Export Terminal reported a $10 million increase in gross operating margin this quarter compared to the same quarter last year, primarily due to higher average loading fees.

Enterprise’s NGL fractionation business reported gross operating margin of $189 million for the fourth quarter of 2022 compared to $246 million for the fourth quarter of 2021.  Total NGL fractionation volumes were 1.3 million BPD for both the fourth quarters of 2022 and 2021.

Gross operating margin from Enterprise’s NGL fractionation complex in Chambers County, Texas decreased $55 million for the fourth quarter of 2022 compared to the same quarter in 2021, primarily due to lower average fractionation fees, lower ancillary service revenues and a 20 MBPD, net to our interest, decrease in fractionation volumes.

Crude Oil Pipelines & Services – Gross operating margin from the Crude Oil Pipelines & Services segment was $418 million for the fourth quarter of 2022 versus $438 million for the fourth quarter of 2021.  Included in gross operating margin are non-cash, MTM gains of $8 million in the fourth quarter of 2022 compared to non-cash, MTM losses of $3 million in the fourth quarter of 2021.  Total crude oil pipeline transportation volumes were 2.3 million BPD for both the fourth quarters of 2022 and 2021.  Total crude oil marine terminal volumes increased 16 percent to 756 MBPD for the fourth quarter of 2022 from 649 MBPD for the fourth quarter of 2021.

Gross operating margin from Enterprise’s EFS Midstream System decreased $70 million for the fourth quarter of 2022 compared to the fourth quarter of 2021, primarily due to lower deficiency fees as a result of the expiration of minimum volume commitments associated with certain long-term gathering agreements entered into at the time Enterprise acquired the system in July 2015.  The EFS Midstream System will continue to transport volumes produced from dedicated acreage through the remaining term of these agreements.

Enterprise’s share of gross operating margin from the Seaway Pipeline decreased $18 million for the fourth quarter of 2022 compared to the same quarter in 2021, primarily due to lower transportation revenues and higher utility and other operating costs.

Gross operating margin from the partnership’s West Texas Pipeline System increased $31 million this quarter compared to the same quarter in 2021, primarily due to higher ancillary service and other revenues.  Transportation volumes decreased 7 MBPD for the fourth quarter of 2022 compared to the fourth quarter of 2021 on this pipeline system.

Gross operating margin from crude oil activities at the Enterprise Houston Terminal (“EHT”) and the partnership’s Beaumont Marine West Terminal increased a combined $13 million for the fourth quarter of 2022, compared to the fourth quarter of 2021, primarily due to higher storage and other fee revenues.  Loading and unloading volumes increased a combined 96 MBPD for the fourth quarter of 2022 compared to the fourth quarter of 2021.

Gross operating margin from crude oil marketing activities, excluding Midland-to-ECHO activities, increased $32 million, primarily due to higher average sales margins and higher non-cash, MTM earnings.

Natural Gas Pipelines & Services – Gross operating margin for the Natural Gas Pipelines & Services segment increased to $315 million for the fourth quarter of 2022 compared to $195 million for the fourth quarter of 2021.  Total natural gas transportation volumes were a record 17.6 TBtus/d for the fourth quarter of 2022 compared to 14.6 TBtus/d for the same quarter in 2021.

Gross operating margin from the partnership’s Texas Intrastate System increased $34 million for the fourth quarter of 2022 compared to the fourth quarter of 2021, primarily due to higher average transportation fees.  Transportation volumes for the Texas Intrastate System increased 407 BBtus/d to 5.6 TBtus/d for the fourth quarter of 2022.

Enterprise’s Permian Basin natural gas gathering systems reported a combined $20 million increase in gross operating margin for the fourth quarter of 2022 compared to the same quarter in 2021.  The Midland Basin Gathering System, acquired in February 2022, generated $15 million of gross operating margin in the fourth quarter of 2022 on gathering volumes of 1.3 TBtus/d.  Increased earnings from condensate sales contributed to a $5 million increase in gross operating margin from the Delaware Basin Gathering System for the fourth quarter of 2022 versus the fourth quarter of 2021.

On a combined basis, gross operating margin from the partnership’s Jonah Gathering System, Piceance Basin Gathering System, and San Juan Gathering System in the Rocky Mountains increased $9 million for the fourth quarter of 2022 compared to the fourth quarter of 2021, primarily due to higher average gathering fees. Gathering volumes on these systems decreased a combined 94 BBtus/d for the fourth quarter of 2022 compared to the same quarter of 2021.

Gross operating margin from Enterprise’s natural gas marketing business increased $60 million during the fourth quarter of 2022 versus the same quarter in 2021, primarily due to higher average sales margins.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $339 million for the fourth quarter of 2022 compared to $338 million for the fourth quarter of 2021.  Total segment pipeline transportation volumes were 740 MBPD for the fourth quarter of 2022 compared to 704 MBPD for the fourth quarter of 2021.  Marine terminal volumes were 215 MBPD for the fourth quarter of 2022 versus 207 MBPD for the same quarter in 2021.

The partnership’s propylene production and related activities reported a $99 million decrease in gross operating margin to $90 million for the fourth quarter of 2022.  Total propylene production volumes were 89 MBPD in the fourth quarter of 2022 compared to 105 MBPD in the fourth quarter of 2021.  Gross operating margin from Enterprise’s Chambers County propylene production facilities decreased $95 million, primarily due to lower average propylene sales margins and volumes, and lower average processing fees.  Propylene and associated by-product production volumes at these facilities decreased 17 MBPD this quarter versus the fourth quarter of 2021.  The partnership’s PDH 1 facility was down for approximately 44 days during the fourth quarter of 2022 for planned and unplanned maintenance.

Enterprise’s octane enhancement and related businesses reported a $58 million net increase in gross operating margin for the fourth quarter of 2022 compared to the fourth quarter of 2021, primarily due to higher average sales margins and volumes, partially offset by higher utility and other operating costs.

Enterprise’s refined products pipelines and related activities reported a $23 million net increase in gross operating margin for the fourth quarter of 2022 compared to the fourth quarter of 2021, primarily due to higher average sales margins from refined products marketing activities and higher transportation revenues on a 37 MBPD increase in transportation volumes, partially offset by higher operating costs from our refined products pipelines and product terminals.

Gross operating margin for the marine transportation and other services business increased $10 million for the fourth quarter of 2022, compared to the fourth quarter of 2021, primarily due to higher average fees and fleet utilization rates.

Capitalization

Total debt principal outstanding at December 31, 2022 was $28.6 billion, including $2.3 billion of junior subordinated notes, to which the debt rating agencies ascribe partial equity content.  At December 31, 2022, Enterprise had consolidated liquidity of approximately $4.1 billion, comprised of available borrowing capacity under its revolving credit facilities and unrestricted cash on hand.

Capital Investments

Total capital investments in the fourth quarter of 2022 were $763 million, which included $465 million for growth capital projects, $160 million for purchases of 580 miles of pipelines and related assets and $138 million of sustaining capital expenditures.  Total capital investments in 2022 were $5.2 billion, which included $3.4 billion for the acquisition of Navitas Midstream and purchases of assets, $1.4 billion for investments in growth capital projects and $372 million of sustaining capital expenditures.

For 2023, we expect growth capital investments to be approximately $2.3 billion to $2.5 billion and sustaining capital expenditures to be approximately $400 million.

2022 K-1 Tax Packages

The Enterprise K-1 tax packages are expected to be made available online through our website at www.enterpriseproducts.com on or before February 28, 2023.  The mailing of the tax packages is currently expected to be completed by March 7, 2023.

Conference Call to Discuss Fourth Quarter 2022 Earnings

Enterprise will host a conference call today to discuss fourth quarter 2022 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. (CT) and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, Adjusted CFFO, FCF, Adjusted FCF, DCF and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and marine terminals; crude oil gathering, transportation, storage and marine terminals; petrochemical and refined products transportation, storage and marine terminals; and a marine transportation business that operates on key U.S. inland and intracoastal waterway systems.  The partnership’s assets currently include more than 50,000 miles of pipelines; over 260 million barrels of storage capacity for NGLs, crude oil, petrochemicals and refined products; and 14 billion cubic feet of natural gas storage capacity.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, direct and indirect effects of the COVID-19 pandemic, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts: Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.	Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Revenues	$13,650	$11,370	$58,186	$40,807
Costs and expenses:
Operating costs and expenses	11,952	10,049	51,502	35,078
General and administrative costs	62	54	241	209
Total costs and expenses	12,014	10,103	51,743	35,287
Equity in income of unconsolidated affiliates	129	136	464	583
Operating income	1,765	1,403	6,907	6,103
Other income (expense):
Interest expense	(307)	(328)	(1,244)	(1,283)
Other, net	22	2	34	5
Total other expense, net	(285)	(326)	(1,210)	(1,278)
Income before income taxes	1,480	1,077	5,697	4,825
Provision for income taxes	(28)	(13)	(82)	(70)
Net income	1,452	1,064	5,615	4,755
Net income attributable to noncontrolling interests	(32)	(35)	(125)	(117)
Net income attributable to preferred units	–	(1)	(3)	(4)
Net income attributable to common unitholders	$1,420	$1,028	$5,487	$4,634
Per common unit data (fully diluted):
Earnings per common unit	$0.65	$0.47	$2.50	$2.10
Average common units outstanding (in millions)	2,194	2,200	2,199	2,203

Supplemental financial data:
Net cash flow provided by operating activities	$2,725	$2,126	$8,039	$8,513
Cash flows used in investing activities	$645	$414	$4,954	$2,135
Cash flows used in financing activities	$2,129	$1,105	$5,844	$4,571
Total debt principal outstanding at end of period	$28,566	$29,821	$28,566	$29,821

Non-GAAP Distributable Cash Flow (1)	$2,028	$1,659	$7,751	$6,608
Non-GAAP Adjusted EBITDA (2)	$2,376	$2,112	$9,309	$8,381
Non-GAAP Adjusted Cash flow from operations (3)	$2,097	$1,807	$8,093	$7,147
Non-GAAP Free Cash Flow (4)	$2,035	$1,722	$2,929	$6,296
Non-GAAP Adjusted Free Cash Flow (4)	$1,407	$1,403	$2,983	$4,930
Gross operating margin by segment:
NGL Pipelines & Services	$1,294	$1,109	$5,142	$4,316
Crude Oil Pipelines & Services	418	438	1,655	1,680
Natural Gas Pipelines & Services	315	195	1,042	1,155
Petrochemical & Refined Products Services	339	338	1,517	1,357
Total segment gross operating margin (5)	2,366	2,080	9,356	8,508
Net adjustment for shipper make-up rights (6)	2	7	(47)	53
Non-GAAP total gross operating margin (7)	$2,368	$2,087	$9,309	$8,561

(1)	See Exhibit F for reconciliation to GAAP net cash flow provided by operating activities.
(2)	See Exhibit G for reconciliation to GAAP net cash flow provided by operating activities.
(3)	See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(4)	See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(5)
Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).

(6)
Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects.  These adjustments are included in managements’ evaluation of segment results.  However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.

(7)	See Exhibit H for reconciliation to GAAP total operating income.

Enterprise Products Partners L.P.	Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	3,867	3,484	3,703	3,412
NGL marine terminal volumes (MBPD)	751	651	723	658
NGL fractionation volumes (MBPD)	1,336	1,327	1,339	1,253
Equity NGL-equivalent production volumes (MBPD) (2)	173	158	182	167
Fee-based natural gas processing volumes (MMcf/d) (3,4)	5,445	4,029	5,182	4,057
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	2,278	2,322	2,222	2,088
Crude oil marine terminal volumes (MBPD)	756	649	788	645
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (5)	17,605	14,564	17,107	14,249
Petrochemical & Refined Products Services, net:
Propylene production volumes (MBPD)	89	105	101	99
Butane isomerization volumes (MBPD)	105	86	108	85
Standalone DIB processing volumes (MBPD)	157	151	159	154
Octane enhancement and related plant sales volumes (MBPD) (6)	38	32	39	33
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	740	704	747	890
Refined products and petrochemicals marine terminal volumes (MBPD) (7)	215	207	202	234
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	6,885	6,510	6,672	6,390
Natural gas pipeline transportation volumes (BBtus/d)	17,605	14,564	17,107	14,249
Equivalent pipeline transportation volumes (MBPD) (8)	11,518	10,343	11,174	10,140
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	1,722	1,507	1,713	1,537

(1)
Operating rates are reported on a net basis, which take into account our ownership interests in certain joint ventures and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.

(2)
Primarily represents the NGL and condensate volumes we earn and take title to in connection with our processing activities.  The total equity NGL-equivalent production volumes also include residue natural gas volumes from our natural gas processing business.

(3)	Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4)	Fee-based natural gas processing volumes are measured at either the wellhead or plant inlet in MMcf/d.
(5)	“BBtus/d” means billion British thermal units per day.
(6)
Reflects aggregate sales volumes for our octane enhancement and isobutane dehydrogenation (“iBDH”) facilities located at our Chambers County complex and our high-purity isobutylene production facility located adjacent to the Houston Ship Channel.

(7)	In addition to exports of refined products, these amounts include loading volumes at our ethylene export terminal.
(8)
Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.	Exhibit C
Selected Commodity Price Information – UNAUDITED

							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,
	$/MMBtu (1)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/pound (3)	$/pound (3)
2021 by quarter:
First Quarter	$2.71	$0.24	$0.89	$0.94	$0.93	$1.33	$0.73	$0.44
Second Quarter	$2.83	$0.26	$0.87	$0.97	$0.98	$1.46	$0.67	$0.27
Third Quarter	$4.02	$0.35	$1.16	$1.34	$1.34	$1.62	$0.82	$0.36
Fourth Quarter	$5.84	$0.39	$1.24	$1.46	$1.46	$1.82	$0.66	$0.33
2021 Averages	$3.85	$0.31	$1.04	$1.18	$1.18	$1.56	$0.72	$0.35

2022 by quarter:
First Quarter	$4.96	$0.40	$1.30	$1.59	$1.60	$2.21	$0.63	$0.39
Second Quarter	$7.17	$0.59	$1.24	$1.50	$1.68	$2.17	$0.61	$0.40
Third Quarter	$8.20	$0.55	$1.08	$1.19	$1.44	$1.72	$0.47	$0.28
Fourth Quarter	$6.26	$0.39	$0.79	$0.97	$1.03	$1.54	$0.32	$0.18
2022 Averages	$6.65	$0.48	$1.10	$1.31	$1.44	$1.91	$0.51	$0.31

(1)	Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of S&P Global, Inc.
(2)
NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service, which is a division of Dow Jones.

(3)
Polymer grade propylene prices represent average contract pricing for such product as reported by IHS Markit (“IHS”).  Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS.

	WTI	Midland	Houston	LLS
	Crude Oil,	Crude Oil,	Crude Oil	Crude Oil,
	$/barrel (1)	$/barrel (2)	$/barrel (2)	$/barrel (3)
2021 by quarter:
First Quarter	$57.84	$59.00	$59.51	$59.99
Second Quarter	$66.07	$66.41	$66.90	$67.95
Third Quarter	$70.56	$70.74	$71.17	$71.51
Fourth Quarter	$77.19	$77.82	$78.27	$78.41
2021 Averages	$67.92	$68.49	$68.96	$69.47

2022 by quarter:
First Quarter	$94.29	$96.43	$96.77	$96.77
Second Quarter	$108.41	$109.66	$109.96	$110.17
Third Quarter	$91.56	$93.41	$93.77	$94.17
Fourth Quarter	$82.64	$83.97	$84.33	$85.50
2022 Averages	$94.23	$95.87	$96.21	$96.65

(1)	West Texas Intermediate (“WTI”) prices are based on commercial index prices at Cushing, Oklahoma as measured by the NYMEX.
(2)	Midland and Houston crude oil prices are based on commercial index prices as reported by Argus.
(3)	Light Louisiana Sweet (“LLS”) prices are based on commercial index prices as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.69 per gallon during the fourth quarter of 2022 versus $0.89 per gallon during the fourth quarter of 2021.  Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  An increase in our consolidated marketing revenues due to higher energy commodity sales prices may not result in an increase in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also be expected to increase due to comparable increases in the purchase prices of the underlying energy commodities.  The same type of relationship would be true in the case of lower energy commodity sales prices and purchase costs.

Enterprise Products Partners L.P.	Exhibit D
Free Cash Flow and Adjusted Free Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Free Cash Flow (“FCF”) and Adjusted FCF
Net cash flow provided by operating activities (GAAP)	$2,725	$2,126	$8,039	$8,513
Adjustments to reconcile net cash flow provided by operating activities to FCF and Adjusted FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(645)	(414)	(4,954)	(2,135)
Cash contributions from noncontrolling interests	3	49	7	72
Cash distributions paid to noncontrolling interests	(48)	(39)	(163)	(154)
FCF (non-GAAP)	$2,035	$1,722	$2,929	$6,296
Net effect of changes in operating accounts, as applicable	(628)	(319)	54	(1,366)
Adjusted FCF (non-GAAP)	$1,407	$1,403	$2,983	$4,930

FCF is a non-GAAP measure of how much cash a business generates after accounting for capital expenditures such as plants or pipelines.  Additionally, Adjusted FCF is a non-GAAP measure of how much cash a business generates, excluding the net effect of changes in operating accounts, after accounting for capital expenditures.  We believe that FCF is important to traditional investors since it reflects the amount of cash available for reducing debt, investing in additional capital projects and/or paying distributions.  We believe that Adjusted FCF is also important to traditional investors for the same reasons as FCF, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period. Since we partner with other companies to fund certain capital projects of our consolidated subsidiaries, our determination of FCF and Adjusted FCF appropriately reflect the amount of cash contributed from and distributed to noncontrolling interests.

Enterprise Products Partners L.P.	Exhibit E
Adjusted Cash flow from operations – UNAUDITED
($ in millions)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Adjusted Cash flow from operations (“Adjusted CFFO”)
Net cash flow provided by operating activities (GAAP)	$2,725	$2,126	$8,039	$8,513
Adjustments to reconcile net cash flow provided by operating activities to Adjusted Cash flow from operations (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	(628)	(319)	54	(1,366)
Adjusted CFFO (non-GAAP)	$2,097	$1,807	$8,093	$7,147

Adjusted CFFO is a non-GAAP measure that represents net cash flow provided by operating activities before the net effect of changes in operating accounts, as summarized from the Company’s Unaudited Condensed Consolidated Statements of Cash Flows. We believe that it is important to consider this non-GAAP measure as it can often be a better way to measure the amount of cash generated from our operations that can be used to fund our capital investments or return value to our investors through cash distributions and buybacks, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period.

Enterprise Products Partners L.P.	Exhibit F
Distributable Cash Flow – UNAUDITED
($ in millions)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Distributable Cash Flow (“DCF”)
Net income attributable to common unitholders (GAAP)	$1,420	$1,028	$5,487	$4,634
Adjustments to net income attributable to common unitholders to derive DCF (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expenses	570	546	2,245	2,140
Cash distributions received from unconsolidated affiliates	133	143	544	590
Equity in income of unconsolidated affiliates	(129)	(136)	(464)	(583)
Asset impairment charges	5	120	53	233
Change in fair market value of derivative instruments	32	59	78	(27)
Deferred income tax expense	36	7	60	40
Sustaining capital expenditures (1)	(138)	(99)	(372)	(430)
Other, net (2)	(3)	(15)	(2)	(128)
Operational DCF	1,926	1,653	7,629	6,469
Proceeds from asset sales and other matters	102	6	122	64
Monetization of interest rate derivative instruments accounted for as cash flow hedges	–	–	–	75
DCF (non-GAAP)	$2,028	$1,659	$7,751	$6,608
Adjustments to reconcile DCF with net cash flow provided by operating activities (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	628	319	(54)	1,366
Sustaining capital expenditures	138	99	372	430
Other, net	(69)	49	(30)	109
Net cash flow provided by operating activities (GAAP)	$2,725	$2,126	$8,039	$8,513

(1)
Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

(2)	The year ended December 31, 2021 includes $100 million of accounts receivable that we do not expect to collect in the normal billing cycle.

DCF is an important non-GAAP liquidity measure for our common unitholders since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  DCF is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a common unitholder.

Enterprise Products Partners L.P.	Exhibit G
Adjusted EBITDA - UNAUDITED
($ in millions)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Net income (GAAP)	$1,452	$1,064	$5,615	$4,755
Adjustments to net income to derive Adjusted EBITDA (addition or subtraction indicated by sign):
Depreciation, amortization and accretion in costs and expenses (1)	550	524	2,156	2,055
Interest expense, including related amortization	307	328	1,244	1,283
Cash distributions received from unconsolidated affiliates	133	143	544	590
Equity in income of unconsolidated affiliates	(129)	(136)	(464)	(583)
Asset impairment charges	5	120	53	233
Provision for income taxes	28	13	82	70
Change in fair market value of commodity derivative instruments	32	59	78	(27)
Other, net	(2)	(3)	1	5
Adjusted EBITDA (non-GAAP)	2,376	2,112	9,309	8,381
Adjustments to reconcile Adjusted EBITDA to net cash flow provided by operating activities (addition or subtraction indicated by sign):
Interest expense, including related amortization	(307)	(328)	(1,244)	(1,283)
Deferred income tax expense	36	7	60	40
Provision for income taxes	(28)	(13)	(82)	(70)
Net effect of changes in operating accounts, as applicable	628	319	(54)	1,366
Other, net	20	29	50	79
Net cash flow provided by operating activities (GAAP)	$2,725	$2,126	$8,039	$8,513

(1)	Excludes amortization of major maintenance costs for reaction-based plants, which are a component of Adjusted EBITDA.

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.	Exhibit H
Gross Operating Margin – UNAUDITED
($ in millions)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Total gross operating margin (non-GAAP)	$2,368	$2,087	$9,309	$8,561
Adjustments to reconcile total gross operating margin to total operating income (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expense in operating costs and expenses (1)	(538)	(513)	(2,107)	(2,011)
Asset impairment charges in operating costs and expenses	(5)	(120)	(53)	(233)
Net gains (losses) attributable to asset sales and related matters in operating costs and expenses	2	3	(1)	(5)
General and administrative costs	(62)	(54)	(241)	(209)
Total operating income (GAAP)	$1,765	$1,403	$6,907	$6,103

(1)	Excludes amortization of major maintenance costs for reaction-based plants, which are a component of gross operating margin.

We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses (excluding amortization of major maintenance costs for reaction-based plants), (ii) impairment charges, (iii) gains and losses attributable to asset sales and related matters, and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (6) to Exhibit A of this press release.

Enterprise Products Partners L.P.	Exhibit I
Other Information – UNAUDITED
($ in millions)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Capital investments:
Capital expenditures	$761	$417	$1,964	$2,223
Cash used for business combinations, net of cash received	–	–	3,204	–
Investments in unconsolidated affiliates	–	1	1	2
Other investing activities	2	7	5	20
Total capital investments	$763	$425	$5,174	$2,245

The following table summarizes the non-cash mark-to-market gains (losses) for the periods indicated:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Mark-to-market gains (losses) in gross operating margin:
NGL Pipelines & Services	$(40)	$(50)	$(52)	$40
Crude Oil Pipelines & Services	8	(3)	(30)	(3)
Natural Gas Pipelines & Services	(1)	(2)	(3)	(2)
Petrochemical & Refined Products Services	1	(4)	7	(8)
Total mark-to-market impact on gross operating margin	$(32)	$(59)	$(78)	$27